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                                                                     EXHIBIT 99

Dear Fellow Shareholders,

         During what turned out to be a dismal year for the land based seismic industry, the world's largest geophysical company ceased operations of its data acquisition survey business in North America and a merger attempt by two other large geophysical contractors failed. These dramatic events created a tremendous amount of uncertainty in the market, but they may have marked the bottom of the depression that our industry has endured for the last five years. We have recently noted a reduction in availability of certain types of equipment, possibly an indication that the over-capacity in our industry is slowly dissipating. Industry executives and managers are now stating that they will not accept data acquisition contracts with below cost rates and unduly burdensome terms. Obviously, the success of Mitcham Industries depends upon the financial health of our customers so these new attitudes can only be regarded as positive.

         The exit from North American land data acquisition by the world's largest geophysical contractor has created opportunities for many of our other customers. Our recent bidding activity confirms that many of our customers are seeing an increase in their awarded contract backlogs, which we expect will have a positive effect on our leasing revenue in the coming year. At this time, it also appears that our Canadian summer business will be better than it has been in recent years. We are aware of three major projects in Mexico requiring more than 20,000 channels of recording and peripheral equipment for an extended period of time which will benefit our company by shrinking the over supply of equipment. When considered together, the foregoing events point the way to improving industry activity levels.

         For fiscal 2003, revenue was $19.2 million, down 30% from $27.2 million in the prior year. The decline in year-over-year revenue resulted from limited investments in exploration activities by the oil and gas industry as well as substantial price pressures stemming from seismic industry over-capacity. As geopolitical and economic uncertainties intensified during the year, many investment decisions by the oil and gas industry were delayed, resulting in the weakest seismic equipment market in recent years. For the year, the Company

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recorded a net loss of $10.1 million, or $(1.15) per diluted share, versus a loss of $8.5 million, or $(0.95) per diluted share, in the prior year.

         We continue to aggressively seek out new customers and are currently in the early stages of expanding our exposure to the marine market in addition to exploring the opportunities for land equipment leasing in the Russian and Central Asian markets. Last January, we were awarded a contract to supply a 3400 channel Sercel 408UL system for operation in Indonesia, our first large-scale rental contract in the region, and we began earning revenues from this contract in May. Our ongoing marketing efforts in the region indicate that several potential customers are interested in leasing to fill their short-term equipment needs. In order to better position ourselves in the South East Asian market, we acquired Seismic Asia Pacific Pty Ltd. ("SAP"). SAP is headquartered in Brisbane, Australia and has been an equipment supplier to the South East Asian land and marine seismic, oceanographic and hydrographic industries for more than 25 years. SAP's established customer base and operational infrastructure combined with our extensive lease pool will provide the platform to build our market share in a region that is currently under-served.

         The results from our front-end services subsidiary, Drilling Services, Inc. ("DSI"), during its first year of operation were below expectations. We have successfully built up market share but the size of the overall market has not grown at a rate sufficient to allow for pricing improvement. Margins have not been adequate to cover DSI's fixed overhead. We believe that improving activity levels will gradually absorb the over-capacity and lead to better contract rates and margins, but further consolidation of this segment may be necessary to ensure a healthy balance of equipment supply versus demand.

         As our traditional markets recover and new markets develop, the cornerstone of our future success is our diversified lease pool. We have maintained our equipment to meet the highest standards and will continue to offer a technologically up-to-date equipment inventory to meet our customers' requirements. The Sercel 408UL system, of which we own 16,000 channels, has gained broad acceptance worldwide and will remain the leading data acquisition system for the foreseeable future.

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I would like to thank our board of directors for their guidance through these trying times, our employees for their commitment and determination and you, our shareholders, for your continued support throughout the past year.

Sincerely,



/s/ BILLY F. MITCHAM, JR.
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Billy F. Mitcham, Jr.
Chairman